Exhibit 99.1

September 26, 2018

Dear Fellow Stockholder:

We are pleased to inform you that the Board of Directors of Inland Residential Properties Trust, Inc. (“Inland Residential”) has voted to approve a liquidity event for the Company. After careful consideration of various strategic alternatives, the Board has determined that, at this time, the sale of the Company’s assets and distribution of all net cash proceeds through a plan of liquidation is the best strategy to maximize stockholder value within a reasonable period of time. Detailed information regarding the liquidity event and the plan will be sent to each stockholder as soon as it is available.

In connection with pursuing this liquidity event, the Board has voted to terminate the Company’s Distribution Reinvestment Plan and Share Repurchase Program. Because the Company intends to distribute all net cash proceeds from the liquidity event, the need for such plans no longer exists. Please note the following:

•	Distributions for the months of September and October 2018, payable in October and November 2018, respectively, will be paid by check. For those of you who previously elected to receive your distributions through ACH, payment will be made via ACH.
•	For IRAs and other qualified accounts, distributions will be paid to the trust company of record.
•	Because we are pursuing a liquidity event, we do not expect that the Board will declare any further regular monthly distributions other than as described above. If stockholders approve the proposed liquidity event, the Board will declare final distributions once the transactions are completed. All final distributions will be paid via check, ACH or to an IRA account, as applicable.
•	Due to the proposed liquidity event, no further share repurchase requests will be processed.

We thank you for your investment and confidence in our expertise to maximize stockholder value. If you have questions, please contact your financial advisor or our Inland Investor Services team at 800.826.8228.

Sincerely,

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

Mitchell Sabshon

President and Chief Executive Officer

cc: Trustee, Broker Dealer, Financial Advisor

Additional Information and Where to Find It

We urge shareholders to review the definitive proxy statement when it becomes available because it contains important information.

Investors may obtain free copies of the proxy statement, and other relevant documents filed by the Company with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at https://inland-investments.com/inland-residential-trust.

The Company is a participant in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the proposed transaction can be found in the preliminary proxy statement filed with the SEC on September 26, 2018, and information concerning the Company’s directors and executive officers including their security holdings can be found in Amendment No. 2 to the Company’s Annual Report on Form 10-K filed with the SEC on April 20, 2018. These documents are available free of charge on the SEC’s website and from the Company using the sources indicated above.

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Residential with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission.

Although Inland Residential believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Residential undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Residential or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.